Filed Pursuant to Rule 424(b)(3)

Registration No. 333-215288

PROSPECTUS SUPPLEMENT NO. 16

(to Prospectus dated March 21, 2018)

Vistra Energy Corp.

168,779,076 Shares of Common Stock

This prospectus supplement supplements the prospectus dated March 21, 2018 (as supplemented to date, the Prospectus), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-215288). This prospectus supplement is being filed to update and supplement the information in the Prospectus with information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on May 24, 2018 (the Current Report). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate solely to 168,779,076 shares of Vistra Energy Corp. common stock, par value $.01 per share, which we refer to as our common stock or the Vistra Energy common stock, which may be offered for resale from time to time by the stockholders named under the heading “Principal and Selling Stockholders” in the Prospectus, whom we refer to as the selling stockholders. The shares of our common stock offered under the Prospectus, as supplemented by this prospectus supplement, may be resold by the selling stockholders at fixed prices, prevailing market prices at the times of sale, prices related to such prevailing market prices, varying prices determined at the times of sale or negotiated prices and, accordingly, we cannot determine the price or prices at which shares of our common stock may be resold. The shares of our common stock offered by the Prospectus and this prospectus supplement may be resold by the selling stockholders directly to investors or to or through underwriters, dealers or other agents, as described in more detail in the Prospectus. For more information, see the section entitled “Plan of Distribution” in the Prospectus. We do not know if, when or in what amounts a selling stockholder may offer shares of our common stock for resale. The selling stockholders may resell all, some or none of the shares of our common stock offered by the Prospectus, as supplemented by this prospectus supplement, in one or multiple transactions.

This prospectus supplement should be read in conjunction with the Prospectus. This prospectus supplement updates and supplements the information in the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our common stock is listed on the New York Stock Exchange, or NYSE, under the symbol “VST.” On May 22, 2018, the closing sales price of our common stock as reported on the NYSE was $23.22 per share.

Investing in our common stock involves risks. Before making a decision to invest in our common stock, you should carefully consider the information referred to under the heading “Risk Factors” beginning on page 21 of the Prospectus.

Neither the Securities and Exchange Commission nor any state or other securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 24, 2018.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 23, 2018

VISTRA ENERGY CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-38086	36-4833255
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

6555 Sierra Drive Irving, TX		75039
(Address of principal executive offices)		(Zip Code)

(214) 812-4600

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.l4a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240. 14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01.	Other Events.

On May 23, 2018, Vistra Energy Corp. (the “Company”) issued a press release reporting its results from the PJM capacity auction for planning year 2021/2022. A copy of the press release is attached hereto as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference. The press release contains statements intended as “forward-looking statements” which are subject to the cautionary statements about forward-looking statements set forth therein.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press Release dated May 23, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Vistra Energy Corp.

Dated: May 24, 2018	/s/ Cecily Small Gooch
	Name:	Cecily Small Gooch
	Title:	Senior Vice President, Assistant General Counsel, Chief Compliance Officer and Corporate Secretary

Exhibit 99.1

Vistra Energy Reports PJM Auction Results

IRVING, Texas, May 23, 2018 — Vistra Energy Corp. (NYSE: VST) today reported its results from the PJM capacity auction for planning year 2021/2022. The company cleared a total of 9,779 megawatts (MW) at a weighted average clearing price of $156.47 per megawatt-day, equating to approximately $559 million in capacity revenue for the 2021/2022 planning year. This total includes Vistra’s PJM fleet that cleared 8,981 MW at a weighted average price of $157.94 per megawatt-day for total capacity revenues of $518 million and exports from MISO to PJM that cleared 799 MW at a weighted average price of $140.00 per megawatt-day for total capacity revenues of $41 million.

The table below lists Vistra’s cleared capacity and associated clearing price for the 2021/2022 capacity auction by zone.

Zone	Clearing Price per MW-Day	Megawatts Cleared
RTO[1]	$140.00	6,435
COMED	$195.55	2,450
EMAAC	$165.73	534
ATSI	$171.33	360
Total	$156.47	9,779

[1]	Includes 799 MW of MISO imports.

About Vistra Energy

Vistra Energy (NYSE: VST) is a premier, integrated power company based in Irving, Texas, combining an innovative, customer-centric approach to retail with a focus on safe, reliable, and efficient power generation. Through its retail and generation businesses which include TXU Energy, Homefield Energy, Dynegy, and Luminant, Vistra operates in 12 states and six of the seven competitive markets in the U.S., with about 6,000 employees. Vistra’s retail brands serve approximately 2.9 million residential, commercial, and industrial customers across five top retail states, and its generation fleet totals approximately 41,000 megawatts of highly efficient generation capacity, with a diverse portfolio of natural gas, nuclear, coal, and solar facilities.

Cautionary Note Regarding Forward-Looking Statements

The information presented herein includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which are based on current expectations, estimates and projections about the industry and markets in which Vistra Energy Corp. (“Vistra Energy”) operates and beliefs of and assumptions made by Vistra Energy’s management, involve risks and uncertainties, which are difficult to predict and are not guarantees of future performance, that could significantly affect the financial results of Vistra Energy. All statements, other than statements of historical facts, that are presented herein, or in response to questions or otherwise, that address activities, events or developments that may occur in the future, including such matters as activities related to our financial or operational projections, projected synergy, value lever and net debt targets, capital allocation, capital expenditures, liquidity, projected Adjusted EBITDA to free cash flow conversion rate, dividend policy, business strategy, competitive strengths, goals, future acquisitions or dispositions, development or operation of power generation assets, market and industry developments and the growth of our businesses and operations (often, but not always, through the use of words or phrases, or the negative variations of those words or other comparable words of a future or forward-looking nature, including, but not limited to, “intends,” “plans,” “will likely,” “unlikely,” “believe,” “expect,” “seek,” “anticipate,” “estimate,” “continue,” “will,” “shall,” “should,” “could,” “may,” “might,” “predict,” “project,” “forecast,” “target,” “potential,” “forecast,” “goal,” “objective,” “guidance” and “outlook”), are forward-looking statements. .. Readers are cautioned not to place undue reliance on forward-looking statements. Although Vistra Energy believes that in making any such forward-looking

Vistra Energy - Press Release

May 23, 2018, Page 2

statement, Vistra Energy’s expectations are based on reasonable assumptions, any such forward-looking statement involves uncertainties and risks that could cause results to differ materially from those projected in or implied by any such forward-looking statement, including but not limited to (i) the effect of the merger (the “Merger”) on Vistra Energy’s relationships with Vistra Energy’s and Dynegy Inc.’s (“Dynegy”) respective customers and their operating results and businesses generally (including the diversion of management time on integration-related issues); (ii) the risk that the credit ratings of the combined company or its subsidiaries are different from what Vistra Energy expects; (iii) adverse changes in general economic or market conditions (including changes in interest rates) or changes in political conditions or federal or state laws and regulations; (iv) the ability of Vistra Energy to execute upon the contemplated strategic and performance initiatives (including the risk that Vistra Energy’s and Dynegy’s respective businesses will not be integrated successfully or that the cost savings, synergies and growth from the Merger will not be fully realized or may take longer than expected to realize); and (v) those additional risks and factors discussed in reports filed with the Securities and Exchange Commission (“SEC”) by Vistra Energy and Dynegy from time to time, including the uncertainties and risks discussed in the sections entitled “Risk Factors” and “Forward-Looking Statements” in Vistra Energy’s and Dynegy’s respective annual reports on Form 10-K for the fiscal year ended Dec. 31, 2017.

Any forward-looking statement speaks only at the date on which it is made, and except as may be required by law, Vistra Energy will not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible to predict all of them; nor can Vistra Energy assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

Media

Allan Koenig

214-875-8004

Media.Relations@vistraenergy.com

Analysts

Molly Sorg

214-812-0046

Investor@vistraenergy.com